Exhibit 2.7

FINAL FORM

EXHIBIT C

TRADEMARK LICENSE AGREEMENT

This Trademark License Agreement (“Agreement”), dated as of                  , 201    (“Effective Date”), is entered into among Carlisle Intangible Company, a Delaware corporation (“CIC”), Carlisle Companies Incorporated, an Affiliate of CIC (the “Company”), and CTP Transportation Products, LLC, a Delaware limited liability company (“Buyer”) (each, a “Party” and collectively, the “Parties”).

RECITALS

WHEREAS, the Company and Buyer are parties to that certain Master Transaction Agreement, dated as of October 20, 2013 (“Transaction Agreement”), pursuant to which Buyer will acquire certain assets and stock of various Subsidiaries of the Company, constituting the Company’s Transportation Products Business;

WHEREAS, CIC is the owner of all rights, title and interest in the Licensed Trademarks (as defined herein) and wishes to license the same to Buyer for use in the sale of Licensed Products (as defined herein); and

WHEREAS, the Transaction Agreement contemplates the execution and delivery of this Agreement at or prior to the closing of the transactions contemplated thereby.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE I

DEFINITIONS

In this Agreement the following terms shall have the meanings set forth below.  All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Transaction Agreement.  If any defined terms conflict with the Transaction Agreement, then the definition in this Agreement shall control.

“Infringe” or “Infringes” means, in respect of another entity, use of a Trademark that may infringe, dilute, cause unfair competition with, or otherwise violate the intellectual property rights of such entity.  “Infringement” is to be similarly construed.

“Licensed Products” shall mean any of the following that use a Licensed Trademark: (a) the tires, wheels and power transmission belt products and packaging or related materials therefor that: (i) are sold or in production; or (ii) have been created, conceived of, developed or proposed, regardless of whether or not any work is currently or actively being done in connection with such products, in each case, by the Transportation Products Business as of the Closing Date; (b) any product and packaging or related materials therefor that is: (i) based on; or (ii) a derivative, successor or replacement of, in each case, the products described in subsection (a)

above; and (c) any products that are natural extensions of the products described in subsections (a) or (b) above (such as different sized and shaped products and products like rubber treads or tracks), provided that such products are treated as part of the Transportation Products Business by Buyer or its successors and assigns.  For the elimination of doubt, a brake system would not be part of the Transportation Products Business and thus would not be a Licensed Product.

“Licensed Trademarks” shall mean the Trademarks owned by CIC and set forth on Exhibit A hereto.

“Net Sales” means all gross revenue derived from Licensed Products by Buyer or any Affiliate of Buyer, excluding the following items (but only as they pertain to the making, using, importing, exporting, or selling of Licensed Products, are included in gross revenue, and are separately itemized):

(a)           import, export, excise, and sales taxes, and custom duties;

(b)           costs of insurance, packing, and transportation from the place of manufacture to the customer’s premises;

(c)           credit for returns, allowances, or trades; and

(d)           customary rebates, cash and trade discounts, actually taken.

“Trademark” means trademarks, service marks, designs, slogans, tag lines, logos, trade dress, corporate names, assumed names, fictitious names, trade names or similar rights with respect to indicators of origin in any part of the world including, where such rights are obtained or enhanced by registration, any registration of such rights and applications and rights to apply for such registrations, as well as domain names or successor identifiers, user accounts, user names, monikers, and equivalent identifiers on social networking or industry websites, in each case, including the accompanying goodwill.

In addition to the terms defined in this Article I, the following terms shall have the respective meanings assigned thereto in the Sections indicated below:

Term	Section
Agreement	Preamble
Buyer	Preamble
CIC	Preamble
Company	Recitals
Confidential Information	Section 10.01
Debranding	Section 8.05
Disclosing Party	Section 10.01
Earned Royalties	Section 7.02
Effective Date	Preamble
Initial Term	Section 6.01
Licensed Product Records	Section 7.09
Online Assets	Section 2.11
Receiving Party	Section 10.01

Renewal Term	Section 6.02
Royalty Report	Section 7.08
Term	Section 6.01
Transaction Agreement	Recitals

ARTICLE II

TRADEMARK LICENSE

Section 2.01 CIC’s Grant of License for Licensed Trademarks.

(a)           During the Term and subject to the terms and conditions of this Agreement, CIC hereby grants to Buyer an exclusive, worldwide, non-transferable (except as provided in Section 11.06), royalty-free right and license to use and the exclusive right to grant sublicenses to use the Licensed Trademarks solely on and in connection with the Licensed Products and in connection with the manufacture, sale, promotion, marketing, advertising and distribution of the Licensed Products; provided, however, (x) such rights and license shall only be royalty-free for the first ten (10) years of the Initial Term, and thereafter, Buyer shall pay CIC royalty payments in accordance with Section 7.02 for use of the Licensed Trademarks and (y) Buyer may not sublicense rights to use the Licensed Trademarks to any person or entity that is not an Affiliate of Buyer at the time of such sublicense.

(b)           For the avoidance of doubt, during the Term, CIC retains the right to use and authorize the Company to use the Licensed Trademarks in connection with all other products and services that the Company manufactures or sells as of the Effective Date or may at any time in the future manufacture or sell; provided that such products and services shall not constitute or include any of the Licensed Products.  Until the end of the Term, the Company and CIC agree not to use or authorize a third party to use the Licensed Trademarks in connection with products and services that constitute the Licensed Products and agree not to transfer any rights in the Licensed Trademarks to any third party (by license or otherwise) that would permit any such third party to use the Licensed Trademarks in connection with any of the products and/or services that constitute or include the Licensed Products.

(c)           Following the expiration of the Agreement or its termination pursuant to Section 8.03, the Company and CIC agree not to authorize a third party to use the Licensed Trademarks in connection with any of the products and/or services that constitute the Licensed Products and agree not to transfer any rights in the Licensed Trademarks to any third party (by license or otherwise) that would permit any such third party to use any of the Licensed Trademarks in connection with the products and services that constitute or include the Licensed Products unless and until the Company and CIC have given Buyer no less than forty-five (45) days to agree to acquire such rights in the Licensed Trademarks on terms no less favorable to Buyer than have been agreed upon in good faith with such third party.

(d)           With respect to the sublicensing permitted by Section 2.01(a), Buyer shall enter into a written sublicense agreement with each sublicensee, which shall contain (i) provisions comparable to Sections 2.02 through 2.09, 2.12, Article 3, Sections 4.01, 4.03, 4.04(a), 4.05, 8.04, 8.05, 9.01, (ii) a provision that the sublicense agreement shall automatically terminate upon the expiration or termination of this Agreement, (iii) a provision that use of the Licensed Marks by the sublicense shall inure to the benefit of CIC, and (iv) CIC shall have the right to enforce any violations of such sub-license agreement against the sublicensee.  Buyer shall provide CIC with a copy of each such signed sublicense agreement, provided that Buyer may redact provisions other than those specified in Section 2.01(d).  For the purposes of this Agreement, Buyer shall be responsible to CIC for the actions, omissions or breaches of any sublicensee to the same extent as if such actions, omissions or breaches were its own.

Section 2.02 Guidelines for Use of the Licensed Trademarks.  Buyer and any sublicensee of Buyer may use the Licensed Trademarks on or in connection with the Licensed Products and to manufacture, sell, promote, market, advertise and distribute Licensed Products.  Buyer and its sublicensees shall have no other right to use the Licensed Trademarks, unless otherwise provided for herein.  All use and display of the Licensed Trademarks shall be in accordance with CIC’s usage guidelines, a current copy of which is attached as Exhibit B.  The Parties agree that all packaging and related materials for the Licensed Products that exist as of the Effective Date comply with the guidelines in place as of the Effective Date.  If CIC revises, updates or modifies the guidelines, then CIC shall send such revised guidelines to Buyer and Buyer shall have thirty (30) days from its receipt of such revised guidelines to send a notice to CIC of its election to either (a) to follow the revised guidelines within one hundred and eighty (180) days after receipt of such written guidelines or (b) to continue following the guidelines set forth in Exhibit B, and such election shall bind Buyer and its sublicensees.  If Buyer wishes to revise, update or modify the appearance of the Licensed Trademarks, then Buyer shall create and submit to CIC its own proposed guidelines for the Licensed Trademarks to reflect such proposed changes, which shall include the length of the transition period for Buyer and its sublicensees to comply with such changes, and must then obtain the prior written consent of CIC before implementing any such changes; CIC shall not unreasonably withhold, condition or delay such consent which shall be conveyed to Buyer within thirty (30) days after receiving Buyer’s proposed guidelines.

Section 2.03 Restrictions.  Buyer and its sublicensees shall refrain from doing any of the following without the prior written consent of CIC, which shall not be unreasonably withheld, conditioned or delayed:

(a)           using any of the Licensed Trademarks, either alone or in combination with any other Trademark, on or in connection with any product or service other than Licensed Products;

(b)           registering, acquiring, or using any Internet domain name that contains or is confusingly similar to any Licensed Trademark, except for the usage rights granted in Section 2.11; or

(c)           registering, acquiring, or using any user account, user name, or equivalent identifier on social networking sites or related industry sites that contains or is confusingly similar to any of the Licensed Trademarks, except for the usage rights granted in Section 2.11.

Section 2.04 Prohibitions.  Buyer and its sublicensees shall refrain from doing any of the following:

(a)           adopting, using, or registering any Trademark other than the Licensed Trademarks that Infringes the Licensed Trademarks; provided that, if Buyer or a sublicensee, at any time during the Term of this Agreement, acquires any rights in or under any such Infringing Trademark, then it shall promptly, upon CIC’s written request, cease use of such Infringing Trademark other than on terms set forth in this Agreement and assign all such rights to CIC;

(b)           asserting ownership or any other right or interest in the Licensed Trademarks except for the rights specifically granted hereunder;

(c)           asserting any adverse claim against CIC or any of its Affiliates based upon CIC’s use or ownership of any Licensed Trademark, unless such use by CIC or any of its Affiliates, including the Company, is on or in connection with a Licensed Product;

(d)           registering, acquiring, or using any corporate name that contains or is confusingly similar to any of the Licensed Trademarks, except for any transition period provided in any separate purchase agreement to the Transaction Agreement after which Buyer must change the name of any entity it acquires whose name includes a Licensed Trademark;

(e)           except for the name Carlisle Transportation Products, registering, acquiring or using any assumed name, fictitious name, trade name or any other entity name, or any division of such entities, that contains or is confusingly similar to any of the Licensed Trademarks; or

(f)            except as may be provided for herein, disputing or impugning in any way, directly or indirectly, the ownership or validity of the Licensed Trademarks during the Term, or permitting to be done any action or thing during the Term which will in any way impair CIC’s rights in and to the Licensed Trademarks.

Section 2.05 Use of Buyer’s Name on Licensed Products.  Buyer may replace any Licensed Trademark with any of Buyer’s own Trademarks on any or all Licensed Products or on packaging, marketing, advertising, promotional or related materials therefor or Buyer may use Buyer’s trade name or Trademarks on the Licensed Products or packaging, marketing, advertising, promotional or related materials therefor, provided that Buyer and its sublicensees may not use any Licensed Trademark in such close proximity to one or more other Trademarks so as to create a unitary Trademark that includes such Licensed Trademark, such as “CARLISLE ABC” or “ABC CARLISLE.”  Subject to the foregoing sentence, CIC and the Company acknowledge that Buyer may at some point during the Term transition the use of the Licensed Trademarks to Buyer’s own Trademarks and that in connection with such transition, which shall not exceed five (5) years, Buyer may make reasonable use of the Licensed Trademarks together with Buyer’s own Trademarks in connection with such transition, provided that Buyer must then obtain the prior written consent of CIC before implementing any such transition; CIC shall not unreasonably withhold, condition or delay such consent which shall be conveyed to Buyer within thirty (30) days after receiving Buyer’s proposed transition plan.

Section 2.06 Use by Those in the Distribution Network.  Nothing in this Agreement shall limit the right of Buyer’s dealers, distributors, resellers, and others in Buyer’s distribution network of the Licensed Products from using the Licensed Trademarks in connection with the sale, promotion, marketing, advertising, and distribution of the Licensed Products during the Term of this Agreement, and CIC hereby consents to such use.

Section 2.07 Marking.  The Licensed Trademarks shall be used by Buyer and all others in Buyer’s distribution network in such a manner as to avoid unlawful confusion among or unlawful deception of the public with regard to the origin of the Licensed Products, and Buyer undertakes that the labels and/or packaging of the Licensed Products shall, to the extent reasonably required by CIC, be reasonably qualified by reference to CIC’s Trademark rights, such reasonableness to be evidenced by following the guidelines set forth on Exhibit B.

Section 2.08 Trademark Notice.  With respect to the Licensed Trademarks, Buyer and its sublicensees shall comply with all applicable Laws pertaining to proper notice and designation of Trademarks in the jurisdictions in which Buyer or its sublicensees use the Licensed Trademarks.

Section 2.09 Buyer’s Use and Goodwill.  All goodwill associated with Buyer’s and its sublicensees’ use of the Licensed Trademarks in connection with the Licensed Products shall inure to the benefit of CIC.

Section 2.10 Impact on Loan and Financing Agreements.  Nothing in this Agreement shall restrict CIC’s current or future commitments under secured lending or financing arrangements pledging the Licensed Trademarks, provided that any such secured lending or financing arrangements shall not undermine, limit or restrict in any material way Buyer’s exclusive right to use or sublicense the Licensed Trademarks hereunder.

Section 2.11 Commitment to Maintain Certain Online Assets.

(a)           Notwithstanding the provisions of Section 2.03(b) and Section 2.03(c), CIC shall continue to own and maintain the registration for the domain names, websites, and social and industry networking accounts listed on Exhibit C (collectively, “Online Assets”) but shall permit Buyer to access, use and control such Online Assets during the Term of the Agreement.

(b)           During the first twenty-four (24) months of this Agreement, the Company shall include and maintain on its web site a landing page featuring Buyer’s Licensed Products with a hyperlink to Buyer’s website for the Licensed Products marketed, advertised, promoted and/or sold by Buyer.  CIC, the Company and Buyer will cooperate with one another to develop such a landing page.

(c)           Notwithstanding Section 2.03 and Section 2.04, during the Term of this Agreement, Buyer may bid on and/or use keyword advertising (e.g., Google Adwords), html code, or other non-consumer facing means that includes the Licensed Trademarks in order to drive traffic of consumers or potential consumers via global computer or communications networks, now existing or later developed, to Buyer and its products or services.

Section 2.12 Reservation of Rights.  All rights not expressly granted to Buyer are reserved to CIC.

ARTICLE III

QUALITY CONTROL

Section 3.01 Quality Control and Standards.  Buyer will maintain the quality standards associated with the Licensed Trademarks as of the Closing Date and will not intentionally take, or permit its sublicensees to take, any actions that undermine or dilute the quality and use of the same.  Buyer warrants that the Licensed Products shall be made to reasonable commercial quality standards, and be of a quality in all material respects equal to or higher than either the corresponding Licensed Products in inventory as of the Closing Date or any samples provided to CIC for review in accordance with this Agreement.  Moreover, the Licensed Products shall meet (or exceed) all applicable government and industry standards, regulations, guidelines, rules, Laws and the like regarding such product(s) in the jurisdiction in which such Licensed Products are or will be sold.  The Parties agree that the Licensed Products that exist as of the Effective Date are made to reasonable commercial quality standards, meet the quality control standards herein and meet (or exceed) all applicable government and industry standards, regulations, guidelines, rules, Laws and the like regarding such products in the relevant jurisdictions.  Buyer shall not offer, and shall not permit its sublicensees to offer, for sale, advertise, promote, distribute, or use for any purpose any Licensed Products that are damaged, defective, seconds, or that otherwise fail to meet the quality requirements set forth in this Agreement.

Section 3.02 Buyer Determination of Substandard Quality.  In the event that Buyer in its sole discretion determines that the quality of any of the Licensed Products falls below the level set forth in Section 3.01: (i) Buyer shall provide prompt written notice of such event to CIC, and (ii) Buyer shall promptly discontinue the production, sale, or distribution of such products or materials until such time as the products meet the standards in Section 3.01.

Section 3.03 CIC Determination of Substandard Quality.  Buyer agrees to cooperate reasonably, and agrees to require its sublicensee to cooperate reasonably, with CIC in facilitating CIC’s reasonable supervision of the quality of the goods offered under the Licensed Trademarks.  Specifically, Buyer will provide to CIC for its inspection, at CIC’s expense and upon its reasonable written request but not more than once per year:  (a)  representative samples or images of Buyer’s or its sublicensees’ advertising copy, promotional materials, marketing materials or packaging bearing the Licensed Trademarks, (b) samples of any merchandise bearing the Licensed Trademarks, and/or (c) one specimen of any of the Licensed Products.  Buyer shall have thirty (30) days from its receipt of the Company’s written request to provide the requested items set forth above.  Unless the CIC objects to any samples provided by Buyer within thirty (30) days of Buyer’s shipment, the Licensed Products offered by Buyer or its sublicensees shall be deemed to be in compliance with the quality standards set forth in the Agreement.  In the event that CIC determines that the quality of any of the Licensed Products falls below the level set forth in Section 3.01 and provides prompt written notice of such event to Buyer, CIC and Buyer will meet within thirty (30) days to discuss in good faith CIC’s concerns.  In the event the Parties agree that the quality has fallen below the level set forth in Section 3.01, Buyer and its sublicensees shall promptly discontinue the production, sale, or distribution of such products or materials until such time as the products are submitted to CIC for review in accordance with this Section to ensure that they meet the standards in Section 3.01.  In the event that the procedures set forth in this Section 3.03 shall have been completed without agreement being reached between the Parties, any Party shall be free to pursue any available judicial remedies pursuant to Section 11.08.

Section 3.04 Inspection Rights.  In the event that CIC or Company determines that (a) the quality of any of the Licensed Products falls below the level set forth in Section 3.01 or (b) the quality of any of the Licensed Products cannot be verified based only upon the samples and other information obtained under Section 3.03, CIC or Company will have the right, upon reasonable notice, but no less than thirty (30) days’ notice, during normal business hours and subject to Article X, to inspect the operations of Buyer or any sublicensee undertaken in connection with the Licensed Products that bear or will bear the Licensed Trademarks; provided, that in conducting such inspections, CIC, or such Affiliate, shall use reasonable efforts not to disturb unnecessarily the conduct of Buyer’s or its sublicensees’ ordinary business operations.

ARTICLE IV

TRADEMARK OWNERSHIP, PROTECTION AND INFRINGEMENT

Section 4.01 Ownership.  Buyer recognizes and acknowledges that all right, title and interest in the Licensed Trademarks, including, but not limited to, the goodwill associated with the Licensed Trademarks, in connection with the Licensed Products, are and shall remain the property of CIC.

Section 4.02 Trademark Renewals and Protection.

(a)           During the Term of this Agreement, CIC shall maintain the registrations of any registered Licensed Trademark whose identification includes a Licensed Product and ensure protection of such Licensed Trademarks by filing for any required renewals and additional registrations which CIC in its sole discretion considers necessary or advisable.

(b)           In the event Buyer uses any of the Licensed Trademarks on any Licensed Products in a foreign jurisdiction in which CIC has not previously used and/or registered such Licensed Trademarks for such Licensed Products and Buyer desires to register any such Licensed Trademarks for any such Licensed Products in such foreign jurisdiction, Buyer shall:  (i) notify CIC of Buyer’s desire for registration and shall cooperate with CIC and its counsel in registering such Licensed Trademark for such Licensed Products for CIC’s benefit and in CIC’s name; (ii) execute or have CIC execute, which execution shall not be unreasonably withheld, conditioned or delayed, any documents necessary to complete the application for registration; and (iii) provide CIC, upon reasonable written request, with any and all registered user agreements required in connection with Buyer’s use of such Licensed Trademarks.  In the event any application to register a Licensed Trademark pursuant to this Section 4.02(b) is refused on a substantive basis by a local trademark office or is opposed or otherwise challenged by a third party, CIC shall notify Buyer of said event and shall take any and all steps necessary to secure a registration for such Licensed Trademarks, unless the Company receives Buyer’s affirmative written instructions to take no further action in connection with such application.  Subject to Buyer’s ongoing compliance with this Section 4.02(b) and with Section 4.02(c), CIC shall consent to any reasonable request by Buyer for CIC to apply for registration of any such Licensed Trademarks and use commercially reasonable efforts to obtain such registration.

(c)           All fees and other expenses arising under or resulting from the provisions of (i) Section 4.02(a) shall be borne by CIC and (ii) Section 4.02(b) shall be borne by Buyer.  Each Party shall cooperate with the other to the extent reasonably required or requested to implement properly the provisions of this Section 4.02.

Section 4.03 Notice of Claims.  Buyer shall promptly notify CIC in writing if Buyer becomes aware of:  (a) any Infringement of the Licensed Trademarks, or (b) any third-party claim that any Licensed Trademark Infringes its rights.

Section 4.04 Infringement Claims.

(a)           CIC reserves the right, in its sole discretion, to first institute any proceedings or take other action against third-party infringers or violators of any intellectual property rights relating to the Licensed Trademarks, and Buyer shall refrain from doing so, provided CIC takes action.  In such a case, Buyer shall reasonably cooperate with CIC in any legal or administrative action taken by CIC against such third parties, in which case all legal costs and fees shall be borne by CIC.  Unless CIC is entitled to indemnification or other recovery under this Agreement, the Transaction Agreement or otherwise, CIC shall pay all expenses of such actions, and all damages or proceeds which may be awarded or agreed upon in settlement of such action shall first be used to pay any and all legal fees and expenses incurred by CIC and Buyer in connection with such action, with any remainder being allocated on a pro rata basis to CIC and Buyer based on the damages incurred by each Party.  In connection with any action(s) involving any of the Licensed Trademarks, Buyer agrees that CIC may include Buyer as a party plaintiff in any such action (or join Buyer in an action) at CIC’s sole expense, and all damages or proceeds which may be awarded or agreed upon in settlement of such action shall first be used to pay any and all legal fees and expenses incurred by CIC and Buyer in connection with such action, with any remainder being allocated on a pro rata basis to CIC and Buyer based on the damages incurred by each Party.

(b)           In the event CIC declines to institute any proceedings or take other action against third-party infringers or violators of any intellectual property rights relating to the Licensed Trademarks within thirty (30) days after being notified or becoming aware of such infringing conduct, Buyer shall have the right to institute any proceedings against such third-party infringers or violators of any intellectual property rights relating to the Licensed Trademarks.  In such event, CIC and the Company shall reasonably cooperate with Buyer in any legal or administrative action taken by Buyer against such third parties, in which case all legal costs and fees shall be borne by Buyer.  Unless Buyer is entitled to indemnification or other recovery under this Agreement, the Transaction Agreement or otherwise, Buyer shall pay all expenses of such actions, and all damages which may be awarded or agreed upon in settlement of such action shall first be used to pay any and all legal fees and expenses incurred by CIC and Buyer in connection with such action, with any remainder accruing to Buyer.  In connection with any such action(s) involving any of the Licensed Trademarks, CIC and the Company agree that Buyer may include CIC as a party plaintiff in any such action (or join CIC in an action or proceeding) at Buyer’s sole expense, and proceeds from such action(s) shall first be used to pay any and all legal fees and expenses incurred by CIC and Buyer in connection with such action, with any remainder retained solely by Buyer.  Unless Buyer is entitled to indemnification or other recovery under this Agreement, the Transaction Agreement or otherwise, Buyer shall reimburse

CIC for the reasonable, out-of-pocket expenses or legal fees incurred by CIC in joining such action(s) as a party plaintiff.

Section 4.05 Defense of Infringement Claims.  CIC reserves the right, in its sole discretion, to defend itself against any third-party claim that any Licensed Trademark violates the intellectual property rights of such third party, and Buyer shall refrain from doing so.  Buyer shall reasonably cooperate with CIC in its defense of such third-party actions.  Unless CIC is entitled to indemnification or other recovery under the Transaction Agreement, this Agreement or otherwise, CIC shall pay all expenses and damages associated with such actions.  In connection with any action(s) involving the defense of any of the Licensed Trademarks, Buyer agrees that CIC may include Buyer as a party defendant in any such action (or join Buyer in an action) at CIC’s sole expense, and any proceeds from such action(s) shall be retained solely by CIC.  Unless CIC is entitled to indemnification or other recovery under this Agreement, the Transaction Agreement or otherwise, CIC shall reimburse Buyer for the reasonable, out-of-pocket expenses or legal fees incurred by Buyer joining such action(s) as a party defendant.

ARTICLE V

REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

Section 5.01 Mutual Representations and Warranties.  Each Party represents and warrants as follows:

(a)           it has the full right, power, and authority to enter into and perform its obligations under this Agreement; and

(b)           the performance of its obligations under this Agreement will not result in a material violation or breach of, and will not materially conflict with or constitute a material default under any agreement, contract, commitment, or obligation to which it is a party or by which it is bound.

Section 5.02 Disclaimer.  Except as expressly provided otherwise in this Agreement or the Transaction Agreement, to the maximum extent permitted by applicable law, each Party expressly disclaims and has not made and shall not be deemed to have made any representations or warranties of any kind or character, express or implied, including, but not limited to, any warranty of merchantability, fitness for a particular purpose or non-infringement with respect to the Licensed Trademarks or the Licensed Products.

Section 5.03 Indemnification of CIC.  CIC assumes no liability to Buyer or any third parties with respect to Licensed Products manufactured, sold, or distributed by Buyer.  Buyer agrees to hold harmless, defend, and indemnify CIC and its officers, shareholders, employees, and agents against third-party claims, liabilities, demands, judgments, or causes of action, and costs and expenses related thereto (including, but not limited to, reasonable attorney’s fees and costs), related to (x) the Licensed Products or arising out of the manufacture, distribution, advertising, use, sale, or marketing of the Licensed Products, and (y) any breach of this Agreement, including unauthorized use of the Licensed Trademarks, except as otherwise contemplated in the Transaction Agreement, such as the indemnification provisions thereof.

Section 5.04 Indemnification of Buyer.  CIC agrees to hold harmless, defend, and indemnify Buyer, its officers, shareholders, employees, and agents against third-party claims, liabilities, demands, judgments, or causes of action and costs and expenses related thereto (including but not limited to reasonable attorneys’ fees and costs) (x) of Infringement of any third party’s intellectual property rights or damages relating thereto, related to the use of the Licensed Trademarks, on or in connection with the Licensed Products as expressly authorized by this Agreement; provided that, such third-party claim is based upon Buyer’s use or registration of any of the Licensed Trademarks in a jurisdiction in which CIC has registered such Licensed Trademarks or used the Licensed Trademarks prior to the Effective Date of this Agreement and (y) any breach of this Agreement.

Section 5.05 No Representation for Certain Use of Licensed Trademarks.  CIC warrants and represents that it owns all rights, title and interest in and to the Licensed Trademarks with respect to each Licensed Product in each jurisdiction in which CIC has obtained a trademark registration for such Licensed Trademark that covers such Licensed Product.  CIC does not represent or warrant the validity or scope of any Licensed Trademark in any jurisdiction in which the Licensed Trademark is not registered or for any Licensed Products for which the Licensed Trademark is not registered.  Except as set forth herein, CIC does not make any other express or implied representation or warranty, either written or oral, with respect to the Licensed Trademarks.

Section 5.06 Limitation of Liability.  In no event shall any Party be liable to any for any punitive, consequential (except to the extent such damages are reasonably foreseeable from the event causing the indemnifiable damages hereunder) or special damages, except to the extent paid to a third party in connection with a third-party claim.

ARTICLE VI

TERM

Section 6.01 Initial Term.  Unless earlier terminated in accordance with Section 8.03 or Section 8.04 below, this Agreement shall enter into force as of the closing of the transactions contemplated by the Transaction Agreement and shall remain in effect for twenty (20) years (the “Initial Term”; collectively, with any elected Renewal Term described in Section 6.02 below, the “Term”).

Section 6.02  Renewal Terms.  The Parties may by mutual agreement renew the Term for additional periods beyond the end of the then-applicable Term (each extension, a “Renewal Term”).  For the avoidance of doubt, if the Parties do not reach a mutual agreement by the end of the then current Term, this Agreement shall expire.

ARTICLE VII

ROYALTIES

Section 7.01 No Royalty During Initial Term.  This Agreement is royalty-free during the first ten (10) years of the Initial Term.

Section 7.02 Earned Royalties.  Buyer shall pay to CIC a royalty based on the Net Sales of all Licensed Products sold by Buyer or any of its sublicensees (“Earned Royalties”) during years eleven (11) through twenty (20) of the Initial Term.  The royalty rate shall be as follows:

Initial Term - years eleven (11) through twenty (20) = zero point seventy-five percent (0.75%)

Renewal Terms = To be agreed at time Renewal Term agreed

Section 7.03 No Deductions.  Unless otherwise specified in the definition of Net Sales, computation of Net Sales (including the computation of the gross price invoiced to customers) shall not include deductions of uncollectible accounts, advertising, costs incurred in the manufacture, sale, distribution, advertising, promotion, or exploitation of the Licensed Products, or any indirect or overhead expense of any kind whatsoever.  Similarly, such deductions and costs shall not be deducted from gross sales or Earned Royalties.

Section 7.04 Payment Requirements.  Buyer shall remit, within thirty (30) days following the last day of each calendar quarter, a payment of the Earned Royalties due from sales of Licensed Products during the preceding calendar quarter.  The receipt or acceptance by CIC of any Earned Royalties shall not prevent CIC from subsequently challenging the validity or accuracy of such payment within two (2) years from the payment of the Earned Royalties purportedly in dispute.

Section 7.05 Currency.  Buyer will calculate the Earned Royalties on sales in currencies other than U.S. Dollars using the appropriate foreign exchange rate for the currency quoted by THE WALL STREET JOURNAL on the close of business on the last banking day of each calendar quarter.  Buyer will make all payments of Earned Royalties to CIC in United States Dollars.

Section 7.06 Non-U.S. Taxes.  Buyer will pay all non-U.S. taxes related to payments of Earned Royalties.  These payments are not deductible from any payments due to CIC.

Section 7.07 Interest.  Any payments of Earned Royalties not made when due pursuant to Section 7.04 above will bear interest from the date such amount was due until paid at the lower of:  (a) one percent (1%) per month, or (b) the maximum rate permitted by Law.

Section 7.08 Royalty Report.  Concurrently with the quarterly payment specified in Section 7.04, Buyer shall supply to CIC a complete and accurate statement (in the format attached as Exhibit B) of sales of Licensed Products by Buyer and its sublicensees during the preceding calendar quarter (the “Royalty Report”).  The Royalty Report shall be certified as true and complete in all respects by a financial officer of Buyer.  The Royalty Report shall be submitted whether or not any sales of Licensed Products occurred during the preceding calendar quarter.  The receipt of acceptance of any Royalty Report shall not prevent CIC from subsequently challenging the validity or accuracy of such Royalty Report within two (2) years from the payment of the Earned Royalties purportedly in dispute.

Section 7.09 Records and Audit.  Buyer shall maintain, in accordance with generally accepted accounting principles, consistently applied, records and books with respect to the subject matter of this Agreement.  Upon reasonable written notice, but in no event less than ten

(10) days’ written notice, Buyer shall grant to CIC, or any Affiliate designated by CIC, the right to conduct an audit with respect to all Buyer’s books and records of orders, invoices, and payments for the Licensed Products (the “Licensed Product Records”) at the place or places where the Licensed Product Records are normally retained by Buyer; provided that, any such audit shall be conducted at the normal business hours of Buyer, at the cost and expense of CIC, and in such manner so as to not interfere with the operation of Buyer.  The Licensed Product Records relative to Buyer’s obligations under this Agreement shall be maintained and kept accessible and available to CIC, or any Affiliate designated by CIC, for inspection for at least six (6) years after termination of this Agreement.  In the event any inspection of Buyer’s records indicates an underpayment of an amount equal to or greater than five percent (5%) of any amounts due hereunder, Buyer shall promptly reimburse CIC for all reasonable expenses associated with such inspection along with the deficient amounts including interest due under Section 7.07.

ARTICLE VIII

TERMINATION

Section 8.01 Expiration.  Except as otherwise provided herein, this Agreement shall expire in accordance with Article VI.

Section 8.02  Cure.  In the event that any Party materially breaches this Agreement, the complaining Party shall provide the alleged breaching Party with written notice thereof pursuant to the provisions of Section 11.02 herein specifically identifying the nature of the purported breach and the alleged breaching Party shall have the time allotted in Section 8.03 in the case of CIC and Section 8.04 in the case of Buyer after receipt of written notice from the complaining Party specifying the nature of the purported breach to cure same or otherwise respond to the complaining Party.

Section 8.03 Termination by Buyer.  Buyer may terminate this Agreement if CIC materially breaches this Agreement and fails to cure such breach within ninety (90) days after receipt of notice of the breach, or any extension agreed to by the Parties.

Section 8.04 Termination by CIC.  CIC may terminate this Agreement only if:

(a)                                 Buyer and its sublicensees fail to sell any Licensed Products bearing the Licensed Trademarks in the normal course of trade for any consecutive three-year period and fail to resume such use in commerce within one hundred eighty (180) days after receipt of written notice of such non-use, or any extension agreed to by the Parties;

(b)                                 Buyer materially breaches this Agreement and fails to cure such breach within one hundred eighty (180) days after receipt of written notice of the breach, or any extension agreed to by the Parties.  Material breach by Buyer shall only include Buyer’s breach of Section 2.02, Section 2.03, any of Section 2.05 through Section 2.07, Section 3.01 or Section 3.04.  For the avoidance of doubt, CIC may not terminate this Agreement as a result of Buyer filing a petition in bankruptcy, being adjudicated as bankrupt or insolvent, making an assignment for the benefit of creditors or an arrangement pursuant to any bankruptcy law, discontinuing all or a significant portion of its business or having a receiver appointed to operate its business, so long as there is a successor entity to the Transportation Products Business as a going concern.

Section 8.05 Buyer Rights and Obligations Upon Expiration or Termination.  Upon any expiration or termination of this Agreement, Buyer will take the following actions to debrand from its use of the Licensed Trademarks (such actions collectively shall be defined as “Debranding”):

(a)                                 cease all use of each Licensed Trademark in connection with the Licensed Products, and any advertising, marketing or promotional materials or packaging, except as otherwise permitted herein;

(b)                                 in the case of expiration pursuant to Section 8.01 or of termination pursuant to Section 8.04, within six (6) months destroy all Licensed Products or, remove the Licensed Trademarks from the Licensed Products, if such removal is possible;

(c)                                  in the case of termination pursuant to Section 8.03, Buyer shall be permitted to sell off all of the Licensed Products in inventory and fulfill all orders in process or taken, in each case as of the date of notice of termination of this Agreement;

(d)                                 within six (6) months destroy all molds containing any of the Licensed Trademarks, or, if such removal is possible, remove the Licensed Trademarks from the molds;

(e)                                  within six (6) months destroy all marketing materials and other collateral (printed or electronic) bearing any of the Licensed Trademarks, or, if such updating is possible, update such materials;

(f)                                   within sixty (60) days of receipt of CIC’s written notice, take any actions reasonably requested by CIC or its counsel to accomplish the purposes of this Section 8.05 including, without limitation, executing all such documents and participating in all filings with all appropriate agencies, trademark offices, domain name registrars, internet service providers, social or industry networking sites and the like, as may be reasonably necessary or customary, to effect such Debranding and to assign to CIC any rights, equities, goodwill, titles, or other rights, if any, in and to the Licensed Trademarks which may have been obtained by Buyer or which may have been vested in Buyer during the Term of this Agreement;

(g)                                  within sixty (60) days of termination or expiration of this Agreement, furnish to CIC a Royalty Report that is current through the date of termination or expiration of this Agreement, along with payment, if not prohibited by applicable Law, of all Earned Royalties then-currently owed by Buyer to CIC.;

(h)                                 Buyer may refer to itself in any marketing, advertising, or promotional materials, as the successor to the lines of business for the Licensed Products offered under or in connection with the Licensed Marks for one year following such expiration or termination, and CIC and the Company hereby consent to such use; and

(i)                                     within nine (9) months of termination or expiration of this Agreement, send CIC a Notice certifying that it has completed all Debranding actions required herein.

Section 8.06 Survival.  ARTICLE X and ARTICLE XI, and Section 2.01(c), Section 5.03, Section 5.04, Section 7.09, and Section 8.05 of this Agreement shall survive any cancellation, termination, or expiration of this Agreement in accordance with their terms.

ARTICLE IX

INSURANCE

Section 9.01 Buyer to Maintain Insurance.  With respect to each Licensed Product sold by Buyer during the Term, Buyer shall obtain and maintain in force and pay the premiums for a standard occurrence-based product liability insurance policy that names CIC as an additional named insured and that provides coverage of at least One Million United States Dollars (US$1,000,000) for each occurrence and Five Million United States Dollars (US$5,000,000) in the aggregate.  Buyer shall provide CIC with a certificate of such insurance coverage within fifteen (15) days of CIC’s written request for same.

ARTICLE X

CONFIDENTIALITY

Section 10.01 Confidentiality.  Except as provided below, all data and information disclosed by or on behalf of a Party (“Disclosing Party”) pursuant to this Agreement, including information relating to or received from third parties or to which any Party otherwise has access pursuant to this Agreement (“Confidential Information”) is deemed confidential.  A Party receiving Confidential Information (“Receiving Party”) will not use such information for any purpose other than to perform its obligations or exercise its rights under this Agreement and, except as otherwise permitted by this Agreement, shall not disclose to third parties any Confidential Information for a period of three (3) years from the termination or expiration of this Agreement.  Notwithstanding the foregoing, the Receiving Party’s obligation hereunder shall not apply to information to the extent that such information can be shown to have been:  (a) previously known on a non-confidential basis by the Receiving Party; (b) in the public domain through no fault of the Receiving Party; (c) lawfully acquired by the Receiving Party from sources, to the knowledge of the Receiving Party, not bound by obligations of confidentiality to the Disclosing Party; or (d) independently developed by the Receiving Party without the use of any Confidential Information, as evidenced by written records.  Notwithstanding the foregoing, Confidential Information may be disclosed by the Receiving Party: (i) to the Receiving Party’s directors, officers, employees, agents, consultants and legal and financial advisors, provided that the Receiving Party ensures that such persons comply with this Section 10.01; and (ii) as required by applicable Law; provided that, (x) the Receiving Party shall only disclose Confidential Information to the extent required by such applicable Law and shall request confidential treatment by the recipient and (y) if permitted by Law, written notice of such requirement shall be given promptly to the Disclosing Party so that the Disclosing Party may take reasonable actions to avoid and minimize the extent of such disclosure, and the Receiving Party shall, at the Disclosing Party’s expense, cooperate with the Disclosing Party as reasonably requested by the Disclosing Party in connection with such actions.

ARTICLE XI

MISCELLANEOUS PROVISIONS

Section 11.01 Relationship of the Parties.  The relationship of Buyer and CIC established by this Agreement is that of independent contractors, and nothing contained herein shall be construed to:  (a) give the other Party the right or authority to create or assume any obligation or incur any expense of any kind on behalf of the other without the other Party’s prior written approval, or (b) constitute the Parties as partners, joint venturers, co-owners, employer and employee, or otherwise as participants in a joint or common undertaking.

Section 11.02 Notices.  All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given:  (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission), if sent during normal business hours of the recipient, and on the next Business Day, if sent after normal business hours of the recipient; or (d) on the third Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid.  Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 11.02):

If to the Company or CIC:

Carlisle Companies Incorporated

11605 N. Community House Road, Suite 600

Charlotte, NC  28277

Attention:                      General Counsel

Facsimile:                      (704) 501-1190

E-mail:                                     sford@carlisle.com

with a copy to (which shall not constitute notice hereunder):

Dorsey & Whitney LLP

50 South Sixth Street, Suite 1500

Minneapolis, MN  55402

Attention:                 Robert A. Rosenbaum

                                                                        Jonathan A. Van Horn

Facsimile:                 (612) 340-2868

E-mail:                                rosenbaum.robert@dorsey.com

                                                                        van.horn.jonathan@dorsey.com

If to Buyer:

American Industrial Partners Capital Fund V, L.P.

330 Madison Ave, 28th Floor

New York, New York 10017

Attention:                 Dino Cusumano

Facsimile:                 (212) 627-2372

E-mail:                                dino@americanindustrial.com

with a copy to (which shall not constitute notice hereunder):

Baker Botts L.L.P.

The Warner

1299 Pennsylvania Ave NW

Washington, D.C. 20004

Attention:                 Terrance Bessey

                                                                        David G. Pommerening

Facsimile:                 (202) 639-7890

E-mail:                                terrance.bessey@bakerbotts.com

                                                                        david.pommerening@bakerbotts.com

Section 11.03 Headings.  The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 11.04 Severability.  If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.  Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 11.05 Entire Agreement.  This Agreement, together with such portions of the Transaction Agreement as relate to the matters described herein, constitute the sole and entire agreement of the Parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter.

Section 11.06 Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns.  Except as otherwise provided in this Agreement, no Party may assign its rights or obligations hereunder without the prior written consent of the other Parties, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that any Party may assign this Agreement to any of its Affiliates and in connection with the sale or other disposition of all or substantially all of its outstanding stock or assets, in each case if such assignee agrees in writing to assume all of the assignor’s obligations under this Agreement; provided further that Buyer may assign any of its rights under this Agreement to its lenders as collateral security without the consent of the other Parties hereto.

Section 11.07 Amendment and Modification; Waiver.  This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each Party hereto.  No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving.  No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver.  Except as otherwise provided herein, no failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 11.08 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)                                 This Agreement, the transactions contemplated hereby and the legal relations between the Parties hereto shall be governed by and construed in accordance with the internal Laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Delaware.

(b)                                 ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY OR THE LEGAL RELATIONS BETWEEN THE PARTIES HERETO MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA IN THE STATE OF DELAWARE OR THE COURTS OF THE STATE OF DELAWARE, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING.  SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT.  THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)                                  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY OR THE LEGAL RELATIONS BETWEEN THE PARTIES HERETO IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY OR THE LEGAL RELATIONS BETWEEN THE PARTIES HERETO.  EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.08(c).

Section 11.09 Counterparts; Delivery by Facsimile or Electronic Mail Attachment. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement.  A signed copy of this Agreement, and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or as an attachment to an electronic mail message in “pdf” or similar format, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.  At the request of any Party hereto or to any such agreement or instrument, each other Party hereto or thereto shall re-execute original forms thereof and deliver them to all other Parties.  No Party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or electronic mail attachment in “pdf” or similar format to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or as an attachment to an electronic mail message as a defense to the formation of a contract and each such Party forever waives any such defense.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

CARLISLE INTANGIBLE COMPANY

By
Name:
Title:

CARLISLE COMPANIES
INCORPORATED

By
Name:
Title:

CTP TRANSPORTATION PRODUCTS, LLC

By
Name:
Title:

EXHIBIT A

LICENSED TRADEMARKS

CARLISLE

CARLISLE TRANSPORTATION PRODUCTS

CARLISLE TIRE & WHEEL

CARLISLE POWER TRANSMISSION

[Note: Buyer may use this Trademark in all manners consistent with Exhibit B, including as to different colors, different color combinations and different sizes.]

A-1

EXHIBIT B

USAGE GUIDELINES

See the attached Carlisle Brand Identity Standards, 2012 V.1 11.1.11.

These standards contain references to Trademarks other than Licensed Trademarks.  The appearance of such Trademarks is for illustrative purposes only and does not convey any license or other rights to such Trademarks.

# CARLISLE BRAND IDENTITY STANDARDS

2012 V.1 11.1.11

## CARLISLE CORPORATE BRAND STRATEGY.

Carlisle Companies Incorporated, and its wholly owned subsidiaries (collectively Carlisle), have adopted a master brand strategy. Carlisle and the company logo are the dominant umbrella brand for the goods and services we offer and an important element of our value proposition. Carlisle branding assigns brand value and credibility to our portfolio offering. The Carlisle mark is synonymous with performance products, superior quality, and innovation through engineering and process expertise. A strong corporate brand promotes market clarity, strengthens positioning, builds customer loyalty, defines brand identity and is essential to harmony of message.

## CARLISLE INTELLECTUAL PROPERTY.

The Carlisle logo and the Carlisle brand are part of the "intellectual property" or image maintained by Carlisle. The Carlisle image is important to its various audiences, including the financial community and potential consumers of Carlisle products or services.

Carlisle's valuable corporate identity assets should be applied consistently, and properly protected through adherence to clearly delineated application specifications and proper legal registrations.

The Carlisle corporate identity is secured by various legal protective mechanisms, such as trademark registration, which includes brand names which identify goods manufactured by Carlisle.

Rights in trademarks may be established merely by using the marks on or in connection with goods. Trademark use consists of "affixation" of the mark to goods. Affixation necessitates the placement of the mark on the goods, labels applied to the goods and/or packaging for the goods. In addition, use of the mark on trade show and point-of-purchase displays is considered trademark use.

When using the Carlisle trademark, the ® symbol should be used in connection with the mark. It is not necessary that the symbol be used every time that the mark appears. For example, in an advertisement, print ad or a label, the notice need only appear with the first and/or most prominent use of the mark. It is not necessary to repeat the symbol each time the mark is used. Use of the ® symbol is optional where difficult to apply such as embroidered apparel, etc.

It is important to apply Carlisle corporate identity standards to electronic media applications such as the Internet, especially as Carlisle operating units maintain individual web sites. Carlisle logo-related use in those mediums should also adhere to instructions provided in this document regarding relative size, color and positioning.

## THE LOGO.

The Carlisle logo is Carlisle's signature, very much like your personal signature. It is used to identify Carlisle to our customers, suppliers, agents and communities.

Consistent use of our logo communicates corporate integrity, reliability and trust to those we interact with every day.

While the primary logo is white within blue frame, The Carlisle logo may be used in six correct applications (figure 1.1). The application is determined by the logo's clarity, legibility and aesthetic appeal.

## LOGO INTEGRITY.

The trademark registration symbol ®, the Carlisle custom font and logo frame should not be altered (figure 1.2).

The ® symbol (trademark registration) should always appearwith the logo, appropriately placed in the position shown (figure 1.2) except that use of the ® symbol is optional due to size limitations or where difficult to apply such as embroidered apparel, etc.

The overall proportions of the Carlisle logo may not be skewed or altered in any way.

*Figure 1.1 - Various approved logo versions shown in appropriate applications.*

*Full color on light colored background.*

*Full color on dark colored background.*

*Metallic on black background.*

*Black and white on light colored background.*

*Black and white on dark colored background.*

*Full color on light colored background. No Frame*

*Figure 1.2 - Logo Components.*

Logo Frame

Carlisle Custom Font

Registration mark

## PLACEMENT AND SPATIAL REQUIREMENTS

Maintain unobstructed space around the Carlisle logo for maximum impact and legibility. This space should be free of copy or other graphic elements and should always be at least half the height of the logo from the top edge to the bottom of the word "Carlisle" and frame.

50% Logo HT
Maintain a minimum of 50% of logo height clear space around logo
50% Logo HT
50% Logo HT
50% Logo HT
50% Logo HT
50% Logo HT
50% Logo HT
50% Logo HT

## SIZE GUIDELINES.

The size of the Carlisle logo should be determined by design clarity, legibility and aesthetic appeal.

The Carlisle logo is no smaller than 1.5 inches in width for printing reproduction, 200 pixels wide for web applications and 3.00 inches in width for embroidery.

For other applications, assess the legibility and clarity of our corporate signature and determine correct usage.

Minimum Size
1 1/2 in

# COLOR GUIDELINES & RECOMMENDATIONS LOGO.

The approved primary colors for the Carlisle logo are PMS 661 and white. All efforts should be used to achieve a visual match.

The Pantone color may be referenced as PMS 661. All commercial printers and graphic resources (advertising agencies, graphic designers, trade show houses, printers, sign manufacturers, etc.) are familiar with this color reference.

Utilize the worldwide accepted standard "PANTONE® color matching system" to maintain the color, hue and saturation integrity of these colors.*

When using four-color process (CMYK), the Carlisle logo can be built from process colors (figure 2.1). Please ensure that the CMYK color breakdown shown is utilized.

In most cases, the Carlisle logo white is achieved by the white paper that it is printed on.

It is the responsibility of Carlisle design staff and vendors to use the correct screens and standard of graphic review to build an acceptable visual color match based upon paper stocks, graphic applications and other design variables.

When creating Microsoft® PowerPoint® presentations and other computer or film oriented applications please refer to figure 2.2 for the Carlisle logo PMS to RGB color conversion specifications. The RGB color breakdown shown should be utilized.

When creating Internet applications refer to figure 2.3 for the appropriate color designation.

*PANTONE 661 C*

*Figure 2.1*

*Carlisle logo*
*Color Conversion Reference*

*4 Color Conversion Pantone*
*PMS 661 to 4 C*
*100 C, 75 M, 0 Y, 5 K*

*Figure 2.2*

*RGB Color Conversion*
*PMS 661 to RGB*
*0 R, 53 G, 145 B*

*Figure 2.3*

*PMS Web Color Conversion*
*PMS 661, RGB #003591*

*NOTE: Pantone, Inc. adjusted their color conversion values with the introduction of the PMS Color Bridge system. To assure the most consistent color reproduction please utilize the color conversion values listed in this document (above, right).

## ENDORSED CARLISLE DIVISIONAL BRANDS.

Carlisle Companies Incorporated and its related entities hold a number of endorsed divisional companies in multiple product categories which bear the Carlisle logo along with an approved tag identifying each divisional company by name. figure 3.1

The divisional tag font is Eurostile Regular Italic with custom modification.

*Figure 3.1*
*Endorsed Divisional Brand Examples*

COLOR GUIDELINES- ENDORSED CARLISLE DIVISIONAL BRAND TAG.

The approved secondary color for endorsed Carlisle brand tag is PMS 423.

The Pantone color may be referenced as PMS 423. All commercial printers and graphic resources (advertising agencies, graphic designers, trade show houses, printers, sign manufacturers, etc.) are familiar with this color reference.

Utilize the worldwide accepted standard "PANTONE® color matching system" to maintain the color, hue and saturation integrity of these colors.*

When using four-color process (CMYK), the endorsed Carlisle divisional brand tags can be built from process colors (figure 4.1). Please ensure that the CMYK color breakdown shown is utilized.

It is the responsibility of Carlisle design staff and vendors to use the correct screens and standard of graphic review to build an acceptable visual color match based upon paper stocks, graphic applications and other design variables.

When creating Microsoft® PowerPoint® presentations and other computer or film oriented applications please refer to figure 4.2 for the Carlisle logo PMS to RGB color conversion specifications. The RGB color breakdown shown should be utilized.

When creating Internet applications refer to figure 4.3 for the appropriate color designation.

PMS 423

PANTONE 423 C

Figure 4.1

Carlisle Endorsed Carlisle Brands Color Conversion Reference

4 Color Conversion Pantone PMS 423 to 4 C
21 C, 14 M, 14 Y, 38 K

Figure 4.2

RGB Color Conversion PMS 423 to RGB
160 R, 162 G, 164 B

Figure 4.3

PMS Web Color Conversion
PMS 423, RGB #96938e

*NOTE: Pantone, Inc. adjusted their color conversion values with the introduction of the PMS Color Bridge system. To assure the most consistent color reproduction please utilize the color conversion values listed in this document (above, right).

TYPOGRAPHY

Typography is an important element in the overall brand identity system. Helvetica Neue Bold Condensed and the Helvetica Neue Condensed family of fonts have been selected as a font preference to reinforce our corporate identity for use in external communication. The use of the Helvetica font families set the visual tone for the Carlisle identity system. Do not confuse Helvetica Neue Condensed with Helvetica Condensed or Helvetica. Where necessary, a similar font may be used.

Internal communication pieces are created using Arial and Arial Narrow.

Standards

Use the following standards to understand some basic applications of typography.

Primary Fonts (Macs only)

Headline Font
Helvetica Neue Bold Cond

Subhead Fonts
Helvetica Neue Medium Condensed
Helvetica Neue Condensed

Body Copy Fonts
Helvetica Neue Condensed
Use in all applications as the primary font.
Helvetica Neue Light Condensed.

Internal Applications (PCs and Macs)

Headline Font
Arial Bold

Body Copy Fonts
Arial
Arial Narrow
Use for internal applications such as Microsoft® Word or PowerPoint.

Desktop, Web and Online Applications (including E-mail)

Arial Bold, Arial and Arial Narrow.
Use Arial Bold for headlines and Arial and Arial Narrow for body copy on Carlisle Web sites.

# AFFILIATED CARLISLE BRANDS.

The Carlisle portfolio maintains and supports a number of affiliated brands. Brands identified as affiliated brands retain unique logos, colors and identity standards used on products and communications materials. In addition, affiliated brand products and internal-external communications materials produced for some affiliated brands must be co-branded with the Carlisle logo tag in a manner graphically consistent in spatial relationship and visual identity. The Carlisle master brand leverages the Carlisle identity, enhancing affiliated brand positioning. figure 5.1

*Figure 5.1*
*Affiliated Brand Examples*

*Tag PMS 661 with black*

*Tag Black*

*Tag PMS 423*

## CARLISLE BUSINESS COMMUNICATIONS: LETTERHEAD, STATIONERY, & ENVELOPES.

Carlisle stationery components are designed to achieve brand consistency while remaining flexible to accommodate individual business unit requirements. To implement and produce stationery items that support the Carlisle master brand identity strategy, the following guidelines and templates for creating letterhead, envelopes and business cards are shown at figure 6.1.

*Stationery Example*
*Figure 6.1*

CARLISLE BUSINESS COMMUNICATIONS: BUSINESS CARDS

In business-to-business communication Carlisle business cards are a very visible and retained form of direct company contact identity. The Carlisle business card design is simple, professional and an easy-to-read design accommodating up to 8 lines of contact information, including the applicable website URL shown as the last line of text.

The business card template shown below should be used for most applications. Associated product brands may be included. The template, artwork and specifications provided should be used to ensure consistent worldwide presentation of the Carlisle brand. For employees interacting with customers in non-English speaking countries, it is acceptable to print translated content on the reverse side, conforming to approved card specifications. Generally, additional printing on the reverse side should be avoided. Where customary in certain geographical territories, an alternate card size may be used in substantial conformity with approved dimensions and proportional layout shown below. figure 7.1.

Figure 7.1
Business Card Examples

CARLISLE
John Q. Employee
CARLISLE
John Q. Employee

CARLISLE BUSINESS COMMUNICATION - E-MAIL SIGNATURES

Email is a primary form of business communication and a very visible part of Carlisle company presentation. To ensure professionalism and consistency Carlisle has approved a default e-mail signature, shown below in figure 8.1. As discussed in Typography above, the default font for web and e-mail applications is Arial. The font color for Carlisle e-mail is black. Use of the Carlisle logo is preferred in e-mail signatures, but optional. figure 8.1

Figure 8.1
Default e-mail Signature

Name
Title

CARLISLE *or Carlisle (all caps bold)*

Address
City, State, Zip
(O) 909.930.2099
(F) 909.930.2099
(M) 310.729.6315
(E) john.employee@carlisle.com
www.carlisletire.com

(For customer service, sales and marketing employees, optional online Catalog links or trade show locations are approved in this location.)

Do not make closing a part of the signature. Depending on the content of e-mail and the relationship of the parties, appropriate closings vary. Backgrounds, artwork, decorative fonts, philosophical sayings, jokes, quotations, and photographs should not be included in Carlisle e-mail signatures.

EXHIBIT C

ONLINE ASSETS

facebook.com/pages/Carlisle-Transportation-Products/233979433407290?fref=ts

twitter.com/CarlisleTire

carlisle-ets.com

carlisleagtires.com

carlisleatvbelts.com

carlisleatvtires.com

carlislebelt.com

carlislebelts.com

carlisleconnect.com

carlisleconstructiontires.com

carlislecountry.com

carlisleengineeredtransportationsolutions.com

carlisleeets.com

carlislefarmtires.com

carlislemotion.com

carlislept.com

carlislesnowbelts.com

carlislesttire.com

carlisletire.com

carlisletp.com

carlisletrans.com

carlisletransportationproducts.com

emp-carlisletire.com

C-1

EXHIBIT D

ROYALTY REPORT

Name:

Address:

For Quarter Beginning on [Date] and ending on [Date]

Customer Name	Item/SKU Number or Description	Invoice Price	No. Units Sold	Sales Invoiced	Less Returns	Net Sales	Royalty Percentage	Royalty Amount

Total Royalty Earned:

I hereby certify that the above is accurate and complete.

Signature

Title

Printed	Name

Date of Signature

D-1